Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of ReTo Eco-Solutions, Inc. of our report dated May 8, 2025, with respect to the consolidated balance sheets of ReTo Eco-Solutions, Inc. and its subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2024, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

July 31, 2025